Exhibit 99.1

DIAL GLOBAL NAMES

JEAN CLIFTON CHIEF FINANCIAL OFFICER AND EXECUTIVE VICE PRESIDENT

New Executive Brings Extensive Finance and Operations Experience

NEW YORK, NY, June 14, 2012 – Dial Global (NASDAQ: DIAL) announced today that it has hired Jean Clifton as Dial Global’s new Chief Financial Officer and Executive Vice President effective June 25, 2012.

Ms. Clifton is a founder of Platinum Strategic Partners, LLC, an advisory services and investment company which handles matters such as finance, M&A, operations, strategic planning, sales, marketing, process re-engineering and executive recruitment. From May 2008 to October 2010, Ms. Clifton served as EVP and Chief Financial Officer of Penton Media, Inc., a diversified multimedia B2B media and business services company and prior thereto was SVP and CFO of the Reader’s Digest Association. After Penton, she served as Interim CFO of Jones & Frank and as Interim CFO and Chief Administrative Officer of Olympus Media, both of which (in addition to Penton) are partially owned by MidOcean Partners. Continuing her relationship with MidOcean Partners, Ms. Clifton served as Interim CFO of each company. Prior to Readers Digest, Ms. Clifton spent 20 years at Journal Register Company in various capacities, including President and Chief Operating Officer (2005-06) and EVP, CFO and Treasurer from 1989 to 2005. Ms. Clifton has a B.B.A. from the University of Michigan. She is on the Board of Directors of Summit Business Media.

“I am excited by the opportunity to join the management team of Dial Global,” says Ms. Clifton. “I have great respect for what they have accomplished in the last several years and look forward to helping the company in its latest phase of expansion and development.”

Spencer Brown, Dial Global’s Co-Chief Executive Officer, added: “Dial Global’s management team is excited to welcome Jean. Her breadth of experience will be a key asset as Dial Global successfully transitions from integrating Westwood One to a more strategic growth phase of our business.”

Ms. Clifton succeeds Hiram Lazar who will continue to serve as the Company’s Chief Administrative Officer.

About Dial Global

Dial Global (NASDAQ: DIAL) Defines Great Moments in sports, news and entertainment through its radio networks which are heard by over 225 million listeners a week. As America’s leading provider and distributor of audio content to more than 8,500 radio stations nationwide, Dial Global produces over 200 news, sports, talk, music and entertainment programs, services and digital applications, jingles and imaging. For more information, visit www.dialglobal.com.

Contact

Roby Wiener

EVP, Branding & Public Relations

Dial Global

212.519.3082